EXHIBIT 10.7

8 Hartom St, Jerusalem Israel 97775 Phone: +972-2-548-6555 Fax: +972-2-548-6550 www.biocancell.com info@biocancell.com

AGREEMENT

Between

BioCancell Therapeutics Ltd.
Beck Science Center, 8 Hartom St.
Jerusalem 97775, Israel
(Hereinafter: “BioCancell”)

And between

BCG Oncology P.C.
16620 N 40th St. Suite E
Phoenix, Arizona, USA 85032
(Hereinafter: “the Clinical Trial Site”)

BioCancell and the Clinical Trial Site shall be hereinafter collectively referred to in this Agreement as “Parties”; each one of which also referred to as “Party”.

Whereas
BioCancell has expressed its interest in carrying out, managing and funding the clinical trial the subject of which being “Phase 2b, Multicenter Trial of Intravesical DTA-H19/PEI in Patients with Intermediate-Risk Superficial Bladder Cancer”, bearing protocol no. Br.-07-01, a copy of which is attached as Appendix A hereto (hereinafter: “the Trial”); and

Whereas
The Clinical Trial Site has declared it holds the proper facilities and staff required to perform the Trial, and that it is willing to put such facilities and staff at the disposal of BioCancell, for the purpose of performing the Trial; and

Whereas	The Parties agree that BioCancell shall maintain any and all management authorities with regard to the performance of the Trial in all of its stages; and

Whereas
BioCancell has agreed to pay the Clinical Trial Site the consideration, specified in Appendix C hereto, for the performance of all the undertakings of the Clinical Trial Site under this Agreement; all, according to the terms and conditions of this Agreement

8 Hartom St, Jerusalem Israel 97775 Phone: +972-2-548-6555 Fax: +972-2-548-6550 www.biocancell.com info@biocancell.com

NOW, THEREFORE, it is hereby declared and agreed between the parties as follows:

1.	General

1.1.	The preface and appendices to this Agreement constitute an integral part hereof.

1.2.	Titles of the sections in this Agreement shall be used for terms of reference only, and could be used for the interpretation of this Agreement.

1.3.
This Agreement contains the entire understanding of the Parties and the Principle Investigator with respect to the subject matter hereof, and supersedes all prior or pre-existing negotiations, declarations, presentations, commitments and/or agreements, whether written or oral, whether explicit or implied, between the Parties and the Principle Investigator, with respect to such subject matter.

1.4.	In the event of a contradiction between this Agreement and any of the terms of its appendices, the terms and conditions of this Agreement shall prevail.

1.5.
Anything in this Agreement denoting the singular shall also denote the plural, and anything denoting the feminine gender shall also denote the masculine gender, and vice versa, insofar as no other meaning is inferred by the context.

2.	Appendices

The appendices to the Agreement are:

2.1.	Appendix A: The Trial Protocol

2.2.	Appendix B: The Trial Personnel Clearance

2.3.	Appendix C: The Consideration

2.4.	Appendix D: The Trial Documents and Related Activities

3.	Definitions

In this Agreement, the following terms shall have the specific meaning attributed to them in the table below:

The Agreement	This agreement and its appendices.

Serious Adverse	As defined in the Trial Protocol and in the Guidelines.

Event Monitors	Any body or person/s nominated by, or representing BioCancell and/or any company of the BioCancell Group to monitor the Trial (i.e., conduct on-site audits for Good Clinical Practices compliance).

Completed CRF	A CRF having, according to the sole and absolute discretion of BioCancell and/or any third party appointed by BioCancell, no discrepancies in its details and no unanswered queries.

CRF	Case Report Forms containing any and all data of the Subjects, which has been gathered during the Trial. The CRF shall be in hardcopy format.

The End of the Trial
The point in time, in which a Completed CRF has been submitted to BioCancell by the Principal Investigator, as defined herein, for all the Subjects participating in the Trial, or the date of termination of the Trial according to the terms and conditions of the Agreement; the earlier of the two.

FDA	The United States of America Food and Drug Administration.

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The Helsinki Declaration	The 1964 Declaration of Helsinki regarding the recommendations guiding physicians in bio-medical research involving human beings, as amended in Tokyo, 1975.

ICH-GCP	The International Conference on Harmonisation (ICH) E6 Good Clinical Practices (GCP) Guidelines.

IND	Investigational New Drug Application (US code of Federal Regulations 21 CFR Part 312).

Inspector/s	Any inspecting body legally authorized to perform inspections in clinical trials, including, inter alia, the FDA or any other state regulated medical authority.

IRB
Institutional Review Board, a committee that operates in accordance with 21 CFR Part 56 to provide oversight to the trial with respect to assurance of subject safety and subjects rights under the law who are participating in a research study.

Invention Rights
Any and all intellectual property rights, relating to the Trial Data or to the BioCancell Data, including, inter alia, the right to register and/or own any inventions stemming directly or indirectly from the Trial Data and/or the BioCancell Data. Without derogating from the generality of the above, the Invention Rights shall include, inter alia, patents, information, data, know-how, formulas, concepts, tests, drawings, specifications, applications, designs and trade secrets, methodologies, engineering and manufacturing processes and research processes, stemming directly or indirectly from the BioCancell Data, and/or the Trial Data.

Investigator Brochure	A document, which is submitted along with the Trial Protocol to the FDA; the content of which is outlined in the ICH-GCP Guidelines.

Publications
All publications, manuscripts, abstracts and papers relating directly or indirectly to the subject matter of the Trial, and which were initiated or composed directly or indirectly, in whole or in part, by the Principal Investigator and/or by the Clinical Trial Site and/or by any of the Trial Personnel.

BioCancell Data
Any and all information provided by BioCancell or by the BioCancell Group to the Clinical Trial Site, Principal Investigator or any member of the Trial Personnel with regard to the Trial, including, without limitation, the Trial Protocol and the Investigator Brochure which shall be the sole property of the BioCancell Group.

The BioCancell Group	The group of companies consisting of BioCancell Therapeutics, Inc and BioCancell Therapeutics Ltd.

The Product(s)	DTA-H19/PEI

8 Hartom St, Jerusalem Israel 97775 Phone: +972-2-548-6555 Fax: +972-2-548-6550 www.biocancell.com info@biocancell.com

The Reports	Any and all reports required by BioCancell, by any state regulated medical authority, or by any applicable laws, rules, regulations or guidelines.

The Subjects
A group of persons chosen by the Principal Investigator to participate in the Trial and who signed a written informed consent for the participation in the Trial, all according to the criteria established in the Trial Protocol.

The Trial Data
Any and all clinical data, technical information, records, files and materials relating to the Trial, including the Trial Documents, case report forms, source documents (such as subjects charts and physical notes), as well as other related data generated during or as a result of the Trial which shall be the sole property of the BioCancell Group.

Trial Documents
Any and all documents required by BioCancell, the FDA, the Clinical Trial Site or any applicable laws, rules, regulations or ICH-GCP, for the initiation, performance and completion of the Trial; without derogating from the generality of the above, the Trial Documents shall include any and all documents specified in Appendix D to this Agreement.

Trial Personnel
The medical and administrative staff involved in the Trial, including those who shall be employed by the Clinical Trial Site and cleared according to the undertaking attached to this Agreement as Appendix B.

The Trial Protocol
A document that describes the objective(s), design, methodology, statistical considerations, and organization of the Trial. The Trial Protocol usually also gives the background and rationale for the trial, but these could be provided in other protocol referenced documents. Throughout this Agreement the term Trial Protocol refers to the protocol and its amendments, which are attached to this Agreement as Appendix A.

4.	Precedent Condition

The Parties hereby agree and undertake that the Agreement shall not enter into effect before any of following cumulative approvals have been granted (hereinafter: “the Approvals”):

4.1.	The approval of the Trial Protocol by the Clinical Trial Site’s Institutional Review Board (IRB);

4.2.	Thirty days after the submission of the Investigational New Drug (IND) Application to the FDA and no clinical hold letter issued by the FDA, and

4.3.	The approval of the Agreement in general, its budget and Appendix C in particular.

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5.	The Principal Investigator

5.1.	Donald Lamm, M.D. of the Clinical Trial Site (hereinafter: “the Principal Investigator”) has agreed to serve as the principal investigator of the Trial

5.2.
The Principal Investigator undertakes to perform the Trial in compliance with the following: (a) the Trial Protocol, (b) ICH-GCP Guidelines, (c) the instructions and the terms specified in the approval of the Clinical Trial Site’s IRB, (e) the Helsinki Declaration, (f) US FDA Code of Federal Regulations (g) written instructions and prescriptions issued by BioCancell regarding the Trial and/or the Product; all as may be amended from time to time, and (h) the requirements in accordance with the FDA Form 1572 “Statement of Investigator.”

5.3.
The Principal Investigator has declared that he holds the professional ability and credentials required for performing the Trial in accordance with the Trial Protocol and any applicable laws, rules, regulations and guidelines, all as detailed above.

5.4.
In the event that the Principal Investigator, for any reason whatsoever, shall be unable to conduct the Trial, or shall cease to be available for the performance of the undertakings set forth in this Agreement, the Clinical Trial Site shall use its best efforts to appoint, within 20 days, a successor investigator whose identity shall be approved in advance by BioCancell (the “Successor Investigator”). Such Successor Investigator shall undertake all the duties and responsibilities of the Principal Investigator as detailed in the Agreement. Should the Clinical Trial Site not be able to appoint a Successor Investigator, or if the appointed Successor Investigator is not acceptable by BioCancell, either party shall be entitled to terminate this Agreement forthwith and without further liability.

5.5.
In the event of the replacement of the Principal Investigator, as described under this Section 5, the Principal Investigator shall have no claim towards BioCancell and/or the Clinical Trial Site and/or any third party acting on their behalf in direct or indirect connection with such replacement.

6.	Clinical Trial Site undertaking

6.1.	The Clinical Trial Site represents that it has the requisite skills, knowledge, experience and human resources to undertake and conduct the Trial in accordance with the provisions of this Agreement

6.2.
The Clinical Trial Site undertakes to perform the Trial in compliance with the following: (a) the Trial Protocol, (b) ICH-GCP Guidelines, (c) the instructions and the terms specified in the approval of the Clinical Trial Site’s IRB, (e) the Helsinki Declaration, (f) US FDA Code of Federal Regulations (g) written instructions and prescriptions issued by BioCancell regarding the Trial and/or the Product; all as may be amended from time to time.

6.3.
The Clinical Trial Site hereby undertakes to furnish BioCancell, the Principal Investigator and all of the Trial Personnel with the facilities and personnel necessary for the adequate performance of the Trial according to the terms and

8 Hartom St, Jerusalem Israel 97775 Phone: +972-2-548-6555 Fax: +972-2-548-6550 www.biocancell.com info@biocancell.com conditions of the Trial Protocol, and to fully collaborate with the Principal Investigator, BioCancell, and/or any other third party nominated by BioCancell, with regard to performing its duties hereunder.

7.	BioCancell Undertaking

7.1.
BioCancell hereby undertakes to allow the Principal Investigator to use the BioCancell Data, exclusively for the purpose of performing the Trial, during the Term of This Agreement and according to the terms and conditions of this Agreement.

The Principal Investigator shall strictly abide by any and all instructions given to him by BioCancell with regard to the BioCancell Data, while recognizing that BioCancell or any other company from the BioCancell Group was and shall remain, during the Term of this Agreement and thereafter, the sole and exclusive owner of any and all rights in the BioCancell Data and the Trial Data, and the use thereof.

7.2	BioCancell shall remunerate the Clinical Trial Site, the Principal Investigator and the Trial Personnel, according to the terms of Appendix C hereto, for all services rendered.

8.	Consideration

In consideration for the performance of all of the tasks, duties and undertakings of the Principal Investigator, the Trial Personnel and the Clinical Trial Site under this Agreement, BioCancell hereby undertakes to pay the Clinical Trial Site the amount specified in Appendix C hereto, according to the installments, timetable and manner specified therein.

9.	Product Supply

9.1.
BioCancell will, at its own expense, supply to the Clinical Trial Site all necessary quantities of the drugs to be used in the Trial, and only for the purposes as described in the Protocol. Any surplus shall be returned to BioCancell without delay, upon completion of the Trial or termination of this agreement for any reason whichever is the earlier.

9.2.
The Clinical Trial Site will ensure that the Product is managed and stored in accordance with GCP and with any special instructions issued by BioCancell. The Clinical Trial Site will maintain proper records of receipts, dispensing and returns of the Product.

10.	Trial Personnel Compliance and Clearance

10.1.
The Clinical Trial Site and the Principal Investigator hereby undertake to exercise their best efforts so that the Trial Personnel shall abide by: (a) the Trial Protocol, (b) ICH-GCP Guidelines, (c) the instructions and the terms specified in the approval of the Clinical Trial Site’s IRB, (e) the Helsinki Declaration, (f) US FDA Code of Federal Regulations (g) written instructions and prescriptions

8 Hartom St, Jerusalem Israel 97775 Phone: +972-2-548-6555 Fax: +972-2-548-6550 www.biocancell.com info@biocancell.com issued by BioCancell regarding the Trial and/or the Product, all as may be amended from time to time.

10.2.	Trial Personal Clearance:

10.2.1.
The Clinical Trial Site and the Principal Investigator shall deploy all possible efforts to see to it that none of the Trial Personnel (including the Principal Investigator and any other investigators) are debarred by the FDA in any capacity whatsoever, and that none of the Trial Personnel appear in the FDA debarment list detailing all firms or persons debarred pursuant to Section 306 (a) and (b) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 335 (a) and (b), as published in the Federal Registrar from time to time.

10.2.2.	The Clinical Trial Site and the Principal Investigator shall provide BioCancell with the written confirmation thereof, in a form attached as Appendix B hereto.

11.	Compliance with the Trial Budget and Cooperation with BioCancell Subcontractors

11.1.
The Clinical Trial Site and the Principal Investigator hereby undertake to perform the Trial in accordance with the budget of the Trial, as such term is derived from Appendix C hereto (hereinafter: “the Trial Budget”) and not to deviate therefrom without the prior written approval of BioCancell in relation thereto.

11.2.	The Clinical Trial Site hereby undertakes that any deviation from the Trial Budget without the prior written consent of BioCancell shall be born by the Clinical Trial Site.

11.3.
The Clinical Trial Site and the Principal Investigator hereby undertake to fully cooperate with any and all sub-contractors nominated by BioCancell for the purpose of the Trial, including, inter alia, clinical research organizations, logistics companies, laboratories, etc.

12.	Trial Documents

12.1.	The Principal Investigator shall prepare and submit the Trial Documents.

12.2.	The Principal Investigator shall perform all the activities specified in Appendix D hereto.

12.3.	Any and all amendments to the Trial Protocol shall be performed only after securing the approval of BioCancell and the competent regulatory authority.

13.	Confidentiality

13.1.
The Parties and the Principal Investigator hereby agree and undertake that they are aware that the BioCancell Data and the Trial Data (hereinafter, jointly and severally “the Confidential Information”) are confidential information, and that BioCancell has disclosed such Confidential Information to the Clinical Trial Site and Principal Investigator for the sole purpose of conducting the Trial.

8 Hartom St, Jerusalem Israel 97775 Phone: +972-2-548-6555 Fax: +972-2-548-6550 www.biocancell.com info@biocancell.com

13.2.
The Parties and the Principal Investigator hereby agree and undertake that they are aware that the Confidential Information is the sole and exclusive property of BioCancell and/or any other company from the BioCancell Group. Accordingly, The Principal Investigator shall retain the Confidential Information under the strictest safeguarding and not use, disclose or divulge the Confidential Information in part or in whole, directly or indirectly, for a period of seven (7) years.

13.3.
The Clinical Trial Site and the Principal Investigator shall maintain the confidentiality of the Confidential Information using the same degree of care used by them in relation to their own confidential information, and shall, without limitation, keep the Confidential Information in a safe and separate place and not make any copies thereof (whether in hardcopy or electronic file) unless first receiving BioCancell’s written consent.

13.4.
The Clinical Trial Site and the Principal Investigator hereby further undertake to limit access to the Confidential Information to the Trial Personnel and any third parties on a “need to know basis” only, and cause such Trial Personnel and third parties to accept, in writing, the undertaking of the Principal Investigator in relation to the Confidential Information under this Agreement, as a condition precedent for receipt of any part of the Confidential Information.

13.5.	At the request of BioCancell, the Clinical Trial Site and the Principal Investigator shall forthwith return to BioCancell the Confidential Information or any part thereof.

13.6.
The Clinical Trial Site and the Principal Investigator hereby state that they are aware of the fact that any unauthorized disclosure or use of the Confidential Information shall cause immediate and/or irreparable injury to BioCancell, and that BioCancell cannot be adequately compensated for such injury in monetary damages. Thus, in order to safeguard BioCancell from any possible breach of confidentiality, the Principal Investigator and the Clinical Trial Site hereby undertake that BioCancell would he permitted to obtain, from any Court or Tribunal, any temporary or permanent injunction relief, necessary to prevent such unauthorized disclosure or use or peril thereof, and hereby renounce filing and/or submitting any objection to any request by BioCancell or by any company from the BioCancell Group, relating to such temporary or permanent injunction.

13.7.
For the avoidance of any doubt, it is hereby clarified that such an undertaking is supplementary to and will not prejudice any right or remedy, which is or shall be available to BioCancell under any applicable law or agreement.

13.8.
The Clinical Trial Site and the Principal Investigator hereby undertake to exercise their best efforts to see to it that the Trial Personnel shall abide by the undertakings set forth in this Section 13.

13.9.
In the event that the Clinical Trial Site and the Principal Investigator are required by law, regulation, rule, act or order of any governmental authority or agency to disclose Confidential Information, they shall be entitled to do so provided that it shall first notify BioCancell of any such required disclosure, so

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that BioCancell may seek an appropriate protective order, and limit such disclosure as far as is possible under applicable law. The Clinical Trial Site and the Principal Investigator will reasonably cooperate with BioCancell in its efforts to seek such a protective order. Such disclosure shall, however, not relieve the Clinical Trial Site and the Principal Investigator of their other obligations contained herein.

14.	Invention Rights

14.1.
The Clinical Trial Site and the Principal Investigator hereby acknowledge that the idea and initiative for the Trial were exclusively those of BioCancell, and that the involvement of the Clinical Trial Site and the Principal Investigator in the Trial is strictly the consequence of their nomination by BioCancell.

14.2.
The Parties and the Principal Investigator hereby irrevocably agree and undertake that the Confidential Information, except for medical records of the Subjects, is the exclusive property of BioCancell, may be freely utilized by BioCancell in any manner it sees fit. Notwithstanding the above, BioCancell shall have the right to review Subjects’ medical records to verify entries in the CRFs. BioCancell hereby undertakes full responsibility to ensure the safekeeping of patients’ confidentiality and personal data and shall be full responsible for taking every measure to apply this commitment.

14.3.
The Parties and the Principal Investigator hereby irrevocably agree and undertake that the Invention Rights shall be the absolute and exclusive property of BioCancell and that BioCancell shall have unrestricted free right to use such Invention Rights.

14.4.
The Clinical Trial Site and the Principal Investigator hereby undertake to disclose to BioCancell any and all applicable information relating to Invention Rights and exercise their best efforts with regards to registration of the Inventions Rights on the name of BioCancell and/or a name designated in writing by BioCancell, if and to the extent requested to do so by BioCancell.

14.5.
If by operation of law or for any reason, any Invention Rights to be owned by BioCancell pursuant to this Section 14 are not automatically deemed proprietary BioCancell upon their creation, the Clinical Trial Site and the Principal Investigator hereby further undertake to cause the Trial Personnel to irrevocably grant and assign all such intellectual property rights to BioCancell. The Clinical Trial Site warrants that it has and will continue to have agreements with its personnel, including any Trial Personnel, to effectuate the terms of this section and it shall enforce such agreements to provide BioCancell with the benefit of this section.

15.	Inspections

15.1.
The Clinical Trial Site and the Principal Investigator hereby undertake to allow the Monitors to perform monitoring visits in all sites related to the Trial, during or after the Trial, and assist the Monitors in their duties. For the avoidance of doubt, it is hereby clarified that the Monitors shall be entitled to monitor and/or

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inspect among others the Trial Documents and Trial Data as well as to insure compliance with the Trial Protocol.

15.2.
The Clinical Trial Site and the Principal Investigator hereby undertake to allow the Inspectors to perform inspections of all sites related to the Trial, during or after the Trial (and each such inspection shall hereinafter be referred to as: “an Inspection”), and to assist the Inspectors in their duties, if and to the extent requested to do so by the Inspectors.

15.3.
The Clinical Trial Site and the Principal Investigator shall immediately inform BioCancell in the event of an Inspection and/or upon gaining knowledge of any intention to perform an Inspection. The Clinical Trial Site and the Principal Investigator shall provide BioCancell with copies of any inquiries, correspondence or communications to or from any such Inspectors.

16.	Publications

16.1.
BioCancell covenants that it will not at any time, without first obtaining the consent in writing of the Clinical Trial Site (which consent may by refused or granted in its absolute discretion), use the Clinical Trial Site’s name or the name of the Principal Investigator or otherwise disclose the fact of their involvement in the performance of the Trial in any advertising, publicity or publication. However, BioCancell may use the name of the Clinical Trial Site and/or the Principal Investigator for listing the Trial on clinicaltrials.gov.

16.2.
Publication of the Trial and/or its results, in whole or in part, shall be within the sole and absolute discretion of BioCancell. The Clinical Trial Site, the Principal Investigator or the Trial Personnel, and any employees and/or officers and/or representatives of any of the foregoing shall not publish or refer to the Trial and/or its results, in whole or in part, without obtaining the prior consent BioCancell in writing. BioCancell reserves the right to reject any such request, at its sole discretion. For the avoidance of doubt BioCancell has the right, at all times, to publish any article or data generated from the services rendered under this Agreement.

17.	Reports

17.1.	The Clinical Trial Site and the Principal Investigator hereby undertake to submit the Reports to BioCancell and/or to competent authorities.

17.2.
The Clinical Trial Site and the Principal Investigator hereby undertake to disclose in the Reports any and all data provided to them by BioCancell, in accordance with any applicable laws, rules, regulations and guidelines, including, inter alia, safety data.

17.3.
The Clinical Trial Site will cause the Principal Investigator to provide BioCancell, within 45 (forty five) days of the end of each period of three (3) months during the period of the Trial, with a written report on the progress of the Trial in the said period.

17.4.	45 (forty five) days following the End of the Trial, the Principal Investigator shall submit to BioCancell a summary report, which shall include, in a full and

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detailed manner, a declaration regarding the activities performed during the Trial and the results obtained therein.

18.	Serious Adverse Event

18.1.	In the event one or more of the Subjects sustains any Serious Adverse Event related to the Trial, the Principal Investigator shall inform BioCancell and the Clinical Trial Site’ IRB.

18.2.	The Principal Investigator shall report such Serious Adverse Event in the timetable and manner prescribed in the Trial Protocol.

18.3.
In the event of the occurrence of a Serious Adverse Event at another Clinical Trial Site that resulted in the submission of a Safety Report to the FDA, BioCancell will notify the Principal Investigator who in turn provide such notification to the Clinical Trial Site’ IRB.

19.	The Legal Status of the Clinical Trial Site and the Principal Investigator

19.1.
The Parties and the Principal Investigator hereby agree that the relationship between BioCancell, on one hand, and the Clinical Trial Site and the Principal Investigator, on the other hand, are that of a client and an independent contractor, with the Clinical Trial Site and the Principal Investigator lacking any capacity whatsoever to legally bind BioCancell to a relationship of employer-employee, principal-agent or any other legal relationship differing from that of a client and an independent contractor.

19.2.
Should any court of law rule in a manner opposed to Section 19.1 above, the Clinical Trial Site and the Principal Investigator, jointly and severally, hereby undertake to indemnify BioCancell with regards to the respective damage caused by each of them separately due to such a ruling.

20.	Term and Termination

20.1.	This Agreement shall be in full force until the completion of the study.

20.2.	The Parties may bring this Agreement to an early end at any time, in writing, by prior notice of at least 30 (thirty) days, upon the occurrence of one (or more) of the following events:

20.2.1.	The FDA has placed the Trial on clinical hold.

20.2.2.
BioCancell decides upon its sole and absolute discretion to bring the Trial to an end. For the sake of good order, the Parties and the Principal Investigator hereby state and undertake that they are aware, and agree, that BioCancell is entitled to terminate this Agreement, upon its sole and absolute discretion, at any moment whatsoever; and in this case no party hereto shall have any claim whatsoever towards BioCancell and/or any other company from the BioCancell Group with regard to such early termination.

20.2.3.	A Party and/or the Principal Investigator is found to be in breach of this Agreement and does not cure such breach within a period of 30 (thirty)

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days following receipt of a notice in writing from any of the other Parties in relation thereto.

20.2.4.
A Party and/or the Principal Investigator enter into bankruptcy or liquidation proceedings or a receiver is appointed over part or all of their assets, and such proceedings are not ceased within a period of 45 (forty five) days following receipt by such Party of a written notice in relation thereto from any or all of the other Parties.

20.3.	In the event of termination of this agreement the Parties and the Principal Investigator shall bring the Trial to an end as follows:

20.3.1.	Any and all Confidential Information and remaining supply of Product shall be returned to BioCancell.

20.3.2.
The Parties and the Principal Investigator shall cooperate in swiftly dispersing the Subjects and Trial Personnel, if the need arises, while preserving the latest Trial Data and providing as many Completed CRF’s as possible, and all to the satisfaction of BioCancell.

20.4.	The obligation of the Parties and the Principal Investigator pursuant to sections 13, 14, 16, 17, and 21 shall survive termination of this Agreement.

21.	Insurance and Indemnification

21.1.	BioCancell has agreed to insure the Subjects, the Trial Personnel, the Principal Investigator and the Clinical Trial Site.

21.2.
BioCancell has agreed to indemnify the Trial Personnel, the Principal Investigator and the Clinical Trial Site according to the terms of Sub-Section 21.3 below (hereinafter each of them shall also be referred to as: the “Indemnitee”) for damages arising as a direct result of their involvement in the performance of the Trial (hereinafter: the “Damages”), provided that the damages are not as a result of an expected side effect of the Products and subject to the conditions detailed herein:

21.2.1.	The Damages are not caused as a result of negligence or misconduct of the Indemnitee;

21.2.2.	The Indemnitee performed the Trial in accordance with the Trial Protocol and the additional requirements set in this Agreement;

21.3.
Promptly after receipt by the Indemnitee of a notice of the commencement of any claim, action, suit, proceeding or investigation in respect of which indemnity may be sought pursuant to this Section 21 (hereinafter: the “Claim”), the Indemnitee shall provide a notice to BioCancell, in writing, describing in reasonable detail the facts and circumstances upon which the asserted Claim for indemnification is based, and shall thereafter keep BioCancell reasonably informed with respect thereto. BioCancell shall have the right to assume the defense of any Claim, at its sole discretion. In any event, the Indemnitee shall cooperate with BioCancell in the defense of any Claim for which BioCancell assumes the defense. BioCancell shall not be liable for the settlement by the Indemnitee of any Claim affected without the consent of BioCancell.

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BioCancell shall be entitled to enter into any settlement of a Claim at its sole discretion.

22.	Notices

22.1.
Notices to be given by one Party to another shall be in the English language, and shall be deemed properly given if reduced to writing and transmitted to the Party’s address appearing on the first page of this Agreement, by air courier or by certified registered mail - all to be effective 3 (three) days after their sending date, or by facsimile with confirmation receipt - to be effective at the first business day following the date of transmission.

22.2.	However, a notice shall be considered properly given, only in case a copy thereof was communicated as follows:

Notice to BioCancell	Notice to Clinical Trial Site
BioCancell Therapeutics Ltd.	BCG Oncology
Beck Science Center, 8 Hartom St.	16620 N 40th. St. Suite E
Jerusalem, 97775 Israel	Phoenix, AZ 85032
Attn: Ran Vigdor	Attn: Dr. Donald Lamm
Director, Strategic Alliances	Principal Investigator
Telephone: +972-2-548-6555	Telephone: (602) 493-6626
Facsimile: +972-2-548-6550	Facsimile: (602) 996-1383

22.3.
The addresses of the Parties, listed in page 1 of this Agreement, shall be subject to any change of such address notified in writing by one Party to the other, according to the procedure stipulated in this Section

23.	Miscellanies

23.1.
Expenses of the Parties. Each Party and the Principal Investigator shall bear all its own expenses, including the expenses of its attorneys, in connection with the negotiation, execution and performance of this Agreement.

23.2.
Waiver and forbearance. No rights of any Party shall be prejudiced or restricted by any indulgence or forbearance, to any other person or entity, and no waiver by any Party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

23.3.
Governing law and jurisdiction. This Agreement shall be exclusively governed by the Laws of the State of Israel. Any and all disputes arising hereunder shall be resolved by a competent court having jurisdiction over such matters in the Tel-Aviv Jaffa District, Israel

23.4.
Assignment. This Agreement shall not be assigned, without the prior written consent of all of the other Parties, save for an assignment of rights by BioCancell to any company within the BioCancell Group.

23.5.
Counterparts. This Agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement.

8 Hartom St, Jerusalem Israel 97775 Phone: +972-2-548-6555 Fax: +972-2-548-6550 www.biocancell.com info@biocancell.com

23.6.	Amendments. Modification or amendment to this Agreement shall only be valid if performed by a written instrument, signed by all Parties to this Agreement.

23.7.
Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, that determination shall not affect any other provision of this Agreement, and each such other provision shall be construed and enforced as if the invalid, illegal, or unenforceable provision were not contained herein.

[Remainder of page left intentionally blank. Signature page follows.]

8 Hartom St, Jerusalem Israel 97775 Phone: +972-2-548-6555 Fax: +972-2-548-6550 www.biocancell.com info@biocancell.com

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and each of the undersigned hereby warrants and represents that he or she has been and is, on the date of this Agreement, duly authorized by all necessary and appropriate action to execute this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as at the date first above written:

BioCancell Therapeutics Ltd.		BCG Oncology, P.C.

By:	/s/ Avi Barak	By:	/s/ Mary Heeley
Print Name: Avi Barak		Print Name: Mary Heeley
Title: Chief Executive Officer		Title: Clinical Research Coordinator

By:	/s/ Patricia Ohana
Print Name: Patricia Ohana
Title: VP Clinical Trial

I the undersigned, Dr. Donald Lamm, hereby declare and confirm that I have read and understood the Agreement. I hereby agree to be appointed as the Principal Investigator of the Trial on behalf of the Clinical Triad Site, and accept and undertake to comply with all the terms, conditions, provisions, instructions and stipulations set forth in the Agreement, including, without limitation, provisions referring to the Parties.

/s/ Donald Lamm
The Principal Investigator

8 Hartom St, Jerusalem Israel 97775 Phone: +972-2-548-6555 Fax: +972-2-548-6550 www.biocancell.com info@biocancell.com

Appendix A

The Trial Protocol
See attached separately

8 Hartom St, Jerusalem Israel 97775 Phone: +972-2-548-6555 Fax: +972-2-548-6550 www.biocancell.com info@biocancell.com

Appendix B

The Trial Personnel Clearance
An Undertaking with regard to a Clinical Trial’s Personnel

We, the undersigned, hereby warrant and undertake in relation of clinical trial bearing protocol number BC-07-01, researching "Phase 2b, Multicenter Trial of Intravesical DTA-H19/PEI in Patients with Intermediate-Risk Superficial Bladder Cancer”, that we have not, we do not and we will not use nor employ, in any capacity, the services of any person debarred under Section 306 (a) or (b) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 335 (a) and (b)), or debarred under the Israeli Physicians Ordinance [New Version], 1976 or pursuant to any other applicable law.

/s/ Donald Lamm	/s/ BCG
The Principal Investigator	The Clinical Trial Site

11/12/2007
Date

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Appendix C

The Consideration

1.	Terms and Definitions

In this Appendix C terms shall have the meaning assigned to them in the Agreement. The following terms shall have the meanings assigned to them hereunder:

Complete Screening
A Screening of a Subject in which all examinations and/or tests and/or treatment and/or evaluations included in the Screening process, as detailed in the Trial Protocol, have been performed and the data collected and registered in the CRF

Complete Evaluation Visit or Complete Treatment Visit
A Visit of a Participating Subject in which all examinations and/or tests and/or treatment and/or evaluations scheduled for the visit have been performed, as detailed in the Trial Protocol, and the data collected and registered in the CRF

Evaluation Visit	Any Visit, as defined below, of visits 7, 11, 15, and 19 as these visits are numbered and defined in the Trial Protocol.

Participating Subject
A Subject who that has undergone Screening, as defined below, and was determined to meet the requirements specified in the Trial protocol and who is participating in the Trial according to the terms and conditions of the Trial Protocol

Screening	A series of tests and examinations as defined in table 4 of the Trial Protocol designed to evaluate a Subject’s suitability for participating in the Trial, as detailed in the Trial Protocol.

Treatment Visit
Visits during which treatment assessments are performed but for which clinical laboratory specimens are not collected as defined in the clinical protocol including visits scheduled for Weeks 1-3, 5-6, 11-12, 23-24.

Treatment visit with Clinical Labs
Visits during which treatment assessments are performed and for which clinical laboratory specimens are collected as defined in the clinical protocol including visits scheduled for Weeks 4, 13, 25, and 37

Clinical Response Visit	Visit in which disease assessments are performed as defined in the clinical protocol including visits scheduled for Weeks 9, 22, 34, and 46.

US $	United States Dollars

2.	The Consideration

2.1.
In consideration for the performance, in good faith, by the Principal Investigator and the Clinical Trial Site, of all of their undertakings under this Agreement, BioCancell hereby undertakes to pay to the Clinical Trial Site the following amounts:

2.1.1.	An amount of US $1020 (one thousand and twenty US dollars) for a Complete Screening of every Subject; and

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2.1.2.	An amount of US $762 (seven hundred and sixty two US Dollars) for a Complete Treatment Visit of every Participating Subject; and

2.1.3.	An amount of US $882 (eight hundred eighty two US dollars) for a Treatment visit with Clinical Labs of every Participating Subject;

2.1.4.	An amount of US $630 (eight hundred eighty two US dollars) for a Clinical Response Visit for every Participating Subject and

2.1.5.	A one time fee of $4,500 for Phase 2 insurance.

In addition, the following procedures will be invoiced if the procedure is not covered by the patient’s insurance or if the patient is uninsured.

Office Cystoscopy		$646.15
Office Biopsy		$745.82
Bostwick Biopsy Reading		$190.00
Bostwick Urine cytology		$440.00
Hospital Cystoscopy with Biopsy
(estimate)	$	l,300.00

3.	Limitation of Payments

3.1.
For the avoidance of doubt, it is hereby declared and agreed that BioCancell shall not pay any additional payments or any other amounts, which are not clearly mentioned and specified in section 2 above.

3.2.
It is further clarified that the amounts specified in section 2 above include payment by BioCancell for all services rendered from the Clinical Trial Site including but not limited to office services, Trial Personal required for performing the Trial including the Principal Investigator, physicians, nurses, receptionists and study coordinator, use of the Clinical Trial Site’s facilities, and all tests, procedures, examinations and evaluations as detailed in the Trial protocol.

3.3.
The considerations do not include cost of clinical laboratory hematology, chemistry, or urinalysis which will be performed by BioCancell’s sub-contractor/s or shipment of slides to BioCancell for analysis.

4.	Terms of Payment

4.1.
The Clinical Trial Site shall send an invoice at the end of each calendar quarter (31 March, 30 June, 30 September, and 31 December) detailing the Complete Screening, Complete Treatment Visits and Complete Evaluation Visits (together hereinafter: “Complete Visits”) performed as well as on which Subjects or Participating Subjects the relevant Complete Visit was performed.

4.2.	Payments detailed in section 2.1.4 and 2.1.5 shall be conditioned upon payment for Complete Visits and shall be included in the first invoice sent by the Clinical Trial Site.

4.3.	Payment shall be maid by BioCancell within 30 (thirty) days of receipt of the Clinical Trial Site’s invoice.

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4.4.
All Payments shall be performed in the last day of the calendar year during which the relevant payment date occurred. (Occurrence of the relevant payment date shall be at the termination and completion of the stage and conditions of which entitles the Clinical Trial Site for payment according to this Appendix C).

4.5.	Immediately upon receiving the payment as per the issued invoice the Clinical Trial Site will provide BioCancell with a receipt approving the payment.

5.	Currency of Payments

All of the payments subject of this Appendix C shall be performed by BioCancell to the Clinical Trial Site in US$.

6.	General Observations and Clarifications

For the sake of good order it is hereby clarified that, unless otherwise agreed upon in writing by BioCancell:

6.1.	No payment would be performed for any activities performed by the Principal Investigator and/or by the Clinical Trial Site, prior to the commencement of the Trial.

6.2.
Without derogating from any right of BioCancell, in the event that no Completed CRF’s are provided to BioCancell, regarding a Subject, in relation to which BioCancell has performed payments to the Clinical Trial Site, BioCancell shall be entitled to perform one of the following three, according to its absolute discretion:

6.2.1.
Write-off the amount paid by BioCancell in relation to Subject(s) for which no Completed CRFs have been provided (hereinafter: “the Return Amount”) from the amount remaining due to the Clinical Trial Site by BioCancell according to this Agreement (hereinafter: “the Remaining Amount”).

6.2.2.
Order the Clinical Trial Site, in writing, to pay BioCancell the Return Amount within a period no longer than 45 (forty-five) days from the End of the Trial. The Clinical Trial Site hereby undertakes that it shall pay the Return Amount, as specified above, and renounces any contentions and/or claims whatsoever in relation thereto.

6.2.3.
In the event that the Return Amount shall exceed the Remaining Amount, BioCancell shall be entitled to exercise its rights under the above sub-sections 6.3.1 and 6.3.2 in concert, to the extent that BioCancell shall fully collect the Return Amount from the Clinical Trial Site.

6.3.	No advance payments would be performed by BioCancell to the Clinical Trial Site.

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Appendix D

The Trial Documents and Related Activities

The Trial Documents shall include, inter alia, all the documents set forth in the Guidelines, as well as the documents specified hereunder.

Any and all terms not specifically defined in this Appendix shall have the meaning attributed to them in the Agreement.

Prior to the initiation of the Trial:

1.	The executed signature page of the Trial Protocol; and

2.	Investigator Brochure; and

3.	The current curriculum vitae of the Principal Investigator; and

4.	The list of all sub-investigators, all of which necessarily being listed on either the FDA form no. 1572, or on the Principal Investigator's Statement Form; and

5.	The written approval of the Clinical Trial Site Institutional Review Board, indicating that it has reviewed and approved the Trial Protocol; and

6.
The written approval of the Clinical Trial Site Institutional Review Board with regards to the content of all publicity and advertisements, related to the Trial, which are to be performed prior to the commencement of the Trial; and

7.	A list of all participants in the Institutional Review Board, convened in relation to the Trial (hereinafter: “the Institutional Review Board”); and

7.1.
Should the Principal Investigator be a member of the Institutional Review Board, the written Statement of the chairman of the Institutional Review Board confirming that the Principal Investigator did not participate in the voting, relating to the Trial, during the hearing of the said Institutional Review Board; and

7.2.	A financial disclosure form, confirming that the Principal Investigator holds no financial interests in BioCancell.

While conducting the Trial:

1.	A review of all the Trial Documents and verification the accuracy and completeness thereof in relation to the source documents, on which the above documents were based; and

2.	Preparation os such reports as required by the Clinical Trial Site’s IRB.

3.	Reporting of Serious Adverse Events to the Sponsor in accordance with the Clinical Protocol.

4.
Maintain adequate records of Subjects identification, clinical observations, as well as study drug receipt and dispensation (hereinafter: “the Records”), in accordance with any applicable laws, rules, regulations and guidelines, as amended from time to time. In any event, the Principal Investigator and BioCancell shall maintain the Records for a period of no less than 2 (two) years following the submission of the Biologics License Application to the FDA for licensure of the Product.

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5.	Compare the data in the CRF with the source documents relating to each subject participating in the Trial, and confirm the accuracy of the CRF; and

6.	Maintain a log, documenting the Product(s) provided to each subject during the Trial; and

7.	Report no later than 7 (seven) days before additional quantities of Product(s) are required to proceed with the Trial.

8.	Complete all CRFs

9.	Re-validate the approval of the relevant IRB, within a reasonable time prior to its expiration date.

10.	A written detailed periodic report on the progress of the Trial in the said period (section 17.3 of the Agreement).

At the end of the Trial:

1.	All Completed CRFs;

2.
A summary report, which shall include, in a full and detailed manner, a declaration regarding the activities performed during the Trial and the results obtained therein (section 17.4 of the Agreement).